Exhibit 99

News Release

FOR IMMEDIATE RELEASE

CONTACT:

Daniel W. Muehl, CFO

Physiometrix Inc.

978-670-2422

Physiometrix Announces Fourth-Quarter

And Year-End 2003 Financial Results

NO. BILLERICA, Mass., Feb. 12, 2004 – Physiometrix, Inc. (NASDAQ-SCM: PHYX) announced today financial results for the fourth quarter and twelve months ended December 31, 2003.  For the fourth quarter ended December 31, 2003, revenues were $689,441, compared with revenues of $739,541 for the same period in 2002. All revenues in the fourth quarter of 2003 related to units shipped and accepted in that period; in the fourth quarter of 2002, revenue of $600,400 was recognized related to the final acceptance of units that were deferred in previous periods. Sequentially, revenue increased 13% in the fourth quarter of 2003 compared to the third quarter of 2003. For 2003, revenues were $1,737,804, compared with revenues of $1,017,164 for 2002, representing an increase of 71%.

The net loss for the fourth quarter of 2003 was $(4,442,102), or $(0.44) per share, including a non-cash expense of $2,929,131 related to the derivative accounting treatment of unregistered warrants issued in our common stock financing completed in December 2003, which raised gross proceeds of approximately $8.2 million. In accordance with EITF 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock, the warrants are included as a liability and valued at fair market value until the Company meets the criteria under EITF 00-19 for permanent equity. The Company expects that the registration of the shares underlying the warrants will classify the value of such shares as permanent equity under EITF 00-19.  The registration statement covering these shares was filed on Form S-3 with the SEC on December 11, 2003 and was declared effective on February 5, 2004.  Therefore, the Company expects the liability associated with the value of these warrants to be reclassified as equity commencing on the effective date of the registration statement, February 5, 2004. The fourth quarter loss in 2003 compares with a net loss of $(934,464), or $(0.11) per share, for the same period in 2002. For the twelve months of 2003, the net loss was $(8,050,253), or  $(0.91) per share, compared with a net loss of $(5,523,623), or $(0.66) per share, in the same period of 2002.

“The fourth quarter results were in line with our expectations. We achieved anticipated revenue growth from Q3 to Q4 and are gratified to have received our 510(K) clearance for the PSA 5000 monitor from the Food and Drug Administration this week.” said John A. Williams, president and chief executive officer of Physiometrix. “The performance of our PSA 4000 with frontal array has been outstanding and we have completed the transition to our new sales force at Baxter. With our recently completed financing behind us, we are confident that we will gain momentum in 2004. We believe that consumer demand in the operating room is increasing. Our monitor is being sold and accepted as a useful clinical tool in the critical care setting (ICU) and we are truly excited about the opportunities in outpatient sedation and office based anesthesia.” Williams added.

(More)

Physiometrix will hold a telephone conference call to discuss fourth-quarter 2003 financial results, as well as management’s comments related to the Company’s business, at 11:00 A.M. (Eastern) today, Feb. 12, 2004.  The call can be accessed at 800-465-7133  (conf. ID # 5441473).  A replay of today’s conference call will be available after conclusion of today’s conference call until 11:59 P.M. (Eastern) on Thursday, February 19, 2004.  Replay callers in the U.S. must dial 800-642-1687 (conf. ID # 5441473).

Physiometrix Inc. designs, manufactures and markets noninvasive medical products — based on novel gel materials, sophisticated signal-processing electronics technologies, and proprietary software — for use in anesthesia-monitoring during surgical procedures.  For more information, please visit the Company’s Web site at www.physiometrix.com.

Statements in this press release regarding Physiometrix’s growth and future business results of the Company are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties.  Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors.  Such factors that could cause actual results to differ materially from any forward-looking statements made by the Company include, among others, revenue estimates, dependence on existing and future products, the existence of alternative technologies and the potential emergence of new methods for consciousness monitoring, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals.  These and other relevant risks are described in the Company’s Form 10-K dated March 28, 2003 and Form 10Q dated November 14, 2003, filed with the SEC.  The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

- Financial Tables to Follow -

Physiometrix, Inc.

Condensed Statements of Operations

(Unaudited)

	Three Months Ended December 30		Twelve Months Ended December 30
	2003	2002	2003	2002

Revenues	$689,441	$739,541	$1,737,804	$1,017,164

Costs and expenses:
Cost of goods sold	767,769	369,334	2,096,347	1,151,344
Research and development	377,909	308,448	1,567,155	2,229,736
Selling, general, and administrative	1,062,660	1,012,417	3,218,964	3,276,932
Change in fair value of warrant derivatives	2,929,131	—	2,929,131	—
	5,137,469	1,690,199	9,811,597	6,658,012

Operating loss	(4,448,028)	(950,658)	(8,073,793)	(5,640,848)

Interest income, net	5,926	16,194	23,540	117,225

Net loss	$(4,442,102)	$(934,464)	$(8,050,253)	$(5,523,623)

Net loss per share	$(0.44)	$(0.11)	$(0.91)	$(0.66)

Shares used in computing net loss per share	10,075,490	8,422,994	8,836,118	8,422,560

Physiometrix, Inc.

Condensed Balance Sheets

(Unaudited)

	December 31 2003	December 31 2002
ASSETS

Current assets:
Cash, cash equivalents and short term investments	$7,626,049	$3,933,917
Other current assets	966,484	1,506,643
Total current assets	8,592,533	5,440,560

Property, plant and equipment, net	179,668	367,451

Other long term assets	—	—

Total assets	$8,772,201	$5,808,011

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$971,281	$459,726
Warrant derivative contract	11,342,730	—
Total current liabilities	12,314,011	459,726

Total stockholders’ equity (deficit)	(3,541,810)	5,348,285

Total liabilities and stockholders’ equity (deficit)	$8,772,201	$5,808,011